EXHIBIT 10.8

CHURCH & DWIGHT CO., INC.

AMENDED AND RESTATED

COMPENSATION PLAN FOR DIRECTORS

1.    PURPOSE:    The purpose of the Compensation Plan for Directors (the “Plan”) is to provide a program that will enable Church & Dwight Co., Inc. (the “Company”) to attract and retain well-qualified persons for service as members of the Company’s Board of Directors (the “Board”) and, in so doing, more closely align the interests of the Directors with those of the stockholders through the ownership of Common Stock of the Company, par value $1.00 per share (the “Common Stock”), by Directors. The Plan is intended to encourage long-term ownership in the Company. All shares of Common Stock payable under the Plan shall be issued under the Company’s Omnibus Equity Compensation Plan.

2.    EFFECTIVE DATE:    The Plan is effective as of January 1, 2011 (the “Effective Date”). This Plan replaces the Company’s prior Compensation Plan for Directors, which terminated as of the Effective Date of this Plan. The Plan is hereby amended and restated effective January 1, 2012.

3.    ELIGIBILITY:    All Directors of the Company who are not full-time employees of the Company are eligible to participate in the Plan (the “Participants”).

4.    DETERMINATION OF COMPENSATION:    In the fourth calendar quarter of each year, the Board will establish Participants’ compensation for the next calendar year (the “Compensation Year”), as to the annual retainer (“Annual Retainer”), the number of meetings included in the Annual Retainer (“Included Meetings”), the fees for Board meetings and meetings of Committees of the Board attended in a calendar year in excess of Included Meetings (“Excess Meeting Fees”) and the annual equity grant to Participants under the Company’s Omnibus Equity Compensation Plan.

5.    DETERMINATION OF FEE-BASED COMPENSATION IN COMMON STOCK:

(a)    All fee-based compensation (i.e., the Annual Retainer and Excess Meeting Fees) (“Fee-Based Compensation”) paid to each Director for each Compensation Year shall be calculated in shares of Common Stock, which shall be determined in accordance with Section 5(b) below.

(b)    The Annual Retainer shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of the second calendar quarter. Excess Meeting Fees, if any, shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on December 20th or, if December 20th is not a trading day, on the next trading day. In the event additional Board or Committee meeting(s) during the calendar year take place after December 20th and such meeting(s) are in excess of Included Meetings, the Excess Meet-

ing Fees earned as a result of such meetings (“Additional Excess Meeting Fees”) shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on last trading day of the year. The Annual Retainer will be prorated for each Participant who is not a member of the Board for the entire calendar year. The prorated Annual Retainer shall be determined based on the number of whole or partial calendar quarters of service as a member of the Board provided or to be provided by such Participant. For the purpose of these calculations, fractional shares shall be counted as whole shares. (For example, assume that the Annual Retainer for a Director is $90,000. If the closing price of Common Stock on the last trading day in June is $65 per share, the Annual Retainer, calculated in terms of shares of Common Stock, would be 1,384.61 shares, rounded to 1,385 shares).

6.    CASH OPTION, ISSUANCE OF COMMON STOCK FOR FEE-BASED COMPENSATION:

(a)    Notwithstanding anything in Section 5 to the contrary, each Participant shall elect in each December with respect to the next following Compensation Year whether, instead of receiving payments in all shares of Common Stock, the Participant shall instead receive payment of the Fee-Based Compensation hereunder 50% in cash and 50% in shares of Common Stock. With respect to a Participant who has elected to receive 50% in cash, the calculation described in Section 5 shall be made with respect to only one-half of the Fee-Based Compensation, and the remainder of such Fee-Based Compensation shall be paid in cash. The election under this Section 6 shall be made by providing written notice to the Company’s Secretary not later than December 31. In the event notice is not received by the Secretary by such date, then the Participant shall receive his or her compensation entirely in Common Stock.

(b)    Any Participant who is a Director with respect to one Compensation Year, but was not a Director with respect to the immediately prior Compensation Year, shall be permitted, within 30 days of becoming a Director, to make the election described in this Section 6 with respect to the Fee-Based Compensation to be paid for such Compensation Year.

7.    REMITTANCE OF FEE-BASED COMPENSATION:    The shares of Common Stock and cash compensation, if any, relating to the Annual Retainer shall be remitted to each Participant as soon as practicable following the end of the second calendar quarter (“Annual Retainer Pay Date”) and in the case of the Excess Meeting Fees, such shares and cash shall be remitted as soon as practicable following December 20th (“Excess Meeting Fees Pay Date”) of such Compensation Year. In the event Additional Excess Meeting Fees are earned, such shares and cash shall be remitted as soon as practicable following the last trading day of such Compensation Year. A prorated Annual Retainer shall be paid on the Excess Meeting Fees Pay Date except when a Participant’s service on the Board begins or ends prior to July 1. In such case, the prorated Annual Retainer shall be paid on the Annual Retainer Pay Date. All shares of Common Stock payable under this Plan shall be issued under the Company’s Omnibus Equity Compensation Plan and shall be subject in all respects to the terms of that Plan.

8.    ANNUAL EQUITY GRANT:    Unless as otherwise established by the Board, annual equity grants to Participants shall be made on the date in each year on which the Company makes annual equity grants to employees (“Grant Date”); provided, however, if a Participant first becomes a Director on a date other than the Grant Date, the date of the Participant’s initial equity grant shall be the date on which such Participant commences service as a Director. Each Participant shall be granted only one (1) equity grant in each calendar year. All equity grants made under this Plan shall be issued under the Company’s Omnibus Equity Compensation Plan and shall be subject in all respects to the terms of that Plan.

9.    RIGHTS NOT TRANSFERABLE:    The rights of a Participant under the Plan are not transferable by a Participant other than pursuant to the laws of descent and distribution.

10.    ADMINISTRATION:    The Plan shall be administered, and the provisions interpreted, by a committee of at least three persons (all of whom shall be persons not eligible to participate in the Plan and thereby disinterested) having full discretionary authority to act (the “Committee”). The members of the Committee shall be the Chief Executive Officer, the Executive Vice President Finance and the Secretary of the Company. The Committee shall record its proceedings under the Plan.

11.    AMENDMENT OF THE PLAN:    The Board may, at any time, or from time to time, change or amend this Plan, as is deems advisable.

12.    TERMINATION OF THE PLAN:    This Plan may be terminated at any time, at the discretion of the Board.

13.    GOVERNING LAW:    This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Delaware.

3